FOR IMMEDIATE RELEASE	NEWS RELEASE

Date Submitted: February 13, 2009 NASDAQ Symbol: FBMI	Contact: Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2008 RESULTS

Highlights Include:

•	Non-cash charges for mark-to-market security valuations, and build-up of allowance for loan losses, result in net loss for the fourth quarter of 2008
•	Net income for full year 2008 remains positive at $719,000 in spite of fourth quarter loss
•	Financial market turmoil, along with the economic conditions in Michigan and the nation, continue to create credit and valuation issues impacting earnings
•	Net interest margin stable
•	Capital remains strong and all affiliate banks continue to meet regulatory well-capitalized requirements

Alma, Michigan (FBMI) — Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced non-cash charges included in earnings in the fourth quarter of 2008 of $3.9 million related to mark-to-market accounting adjustments in the valuation of securities, and elevated provision for loan loss expense of $2.9 million, leading to a fourth quarter net loss. Firstbank had been informed that regulatory consideration is being given to excluding these non-cash mark-to-market charges from net income as an industry-wide issue; however, as of this date Firstbank’s accounting treatment to include these non-cash charges in fourth quarter income has not been overturned. Earnings per share of ($0.33) for the fourth quarter of 2008 compared to $0.10 in the third quarter of 2008 and to $0.21 in the fourth quarter of 2007. Net loss was $2,460,000 for the quarter ended December 31, 2008, compared to net income of $737,000 for the quarter ended September 30, 2008 and net income of $1,566,000 for the quarter ended December 31, 2007. Returns on average assets and average equity for the fourth quarter of 2008 were (0.70%) and (8.4%), respectively. All per share amounts are fully diluted.

Earnings per share of $0.10 for the full year of 2008 compared to $1.22 in 2007. Net income was $719,000 for 2008, compared to $8,386,000 for 2007. Returns on average assets and average equity for 2008 were 0.05% and 0.6%, respectively.

Total assets of Firstbank Corporation at December 31, 2008, were $1.425 billion, an increase of 4.4% over the year-ago period. Total portfolio loans of $1.158 billion were 3.3% above the level at December 31, 2007. Total deposits as of December 31, 2008, were $1.047 billion, compared to $1.011 billion at December 31, 2007, an increase of 3.5%.

Firstbank’s net interest margin, at 3.82% in the fourth quarter of 2008, remained the same as in the third quarter of 2008, and was 8 basis points below the 3.90% of the fourth quarter of 2007. Growth in average earning assets in the fourth quarter of 2008 was 0.4% compared to the third quarter of 2008 and 4.1% compared to the fourth quarter of 2007. Net interest income in the fourth quarter of 2008 was 0.6% above the level in the third quarter and 2.2% above the year-ago period.

Gain on sale of mortgage loans began to strengthen in the fourth quarter of 2008, and was 54% above the level in the third quarter. For the full year of 2008 gain on sale of mortgages was 50% above the level in 2007. Sharp declines in mortgage interest rates in December of 2008 and continuing into the first quarter of 2009 are resulting in increased mortgage refinance activity. Other factors overshadowed the improved gain on sale of mortgages and resulted in declines in total non-interest income. Those factors include the security valuation adjustments referenced above, a decline in the value of deferred compensation assets carried on the books of the company, and losses on the sale of other real estate exceeding gains on sale of other real estate.

Firstbank continues to emphasize cost control during this period of economic uncertainty and pressure on revenues. Although salaries and employee benefits expense increased 7.8% in 2008 compared to 2007, this increase was caused by the full-year inclusion of Firstbank – West Michigan, which was acquired on July 1, 2007. Comparing the second half of 2008 with the second half of 2007, salaries and employee benefits expense decreased 1.8%, as a 4.0% decline in salary expense was partially offset by increasing benefits expense. Management believes that the company’s benefits expense is beginning to show a more seasonal pattern of increasing expenses in the latter part of the year, because of the growing popularity of high-deductible medical plans. The increases in non-interest expenses other than salaries and employee benefits were driven mainly by factors related to problems in the economy and the financial system. FDIC insurance premiums increased 57% in the second half of 2008 compared to the year-earlier period. Legal fees related to loans, write-downs of the value of other real estate, and expenses related to the management of other real estate also increased.

Mr. Sullivan stated, “The turmoil in the financial markets, and the continued deterioration in Michigan’s economy, took a very heavy toll on our fourth quarter earnings. The non-cash charges required by mark-to-market accounting have exacerbated the situation. In our company, the original dollar value of assets we held that have been subject to such adjustment amount to less than one percent of our total assets, and in most cases these assets continue to provide us the investment income according to the terms of the investment instrument. However, the illiquidity of the financial markets has depressed the trading values of the securities, which we are now required to recognize in our income statements, and which has had a very negative impact on our income. We anticipate that when the financial markets return to more traditional trading volumes and valuations that we will see some recovery of these losses upon sale of the securities. During the fourth quarter we recognized that the economic stresses continued to affect some of our customers to the extent that they have struggled, or in some cases become unable, to meet their financial obligations, and determined to increase the reserve for loan losses by $1.8 million. For the year 2008 our net charge-offs increased to $5.1 million, and we increased our provision for loan losses to nearly $8.3 million, with the net effect of adding approximately $3.2 million to the balance in our allowance for loan loss reserve.

“We continue to monitor the core strengths of our longer-term profitability factors in the face of unusually dramatic interest rate movements and weak economic activity. We are encouraged by our success in keeping discretionary costs under control and by holding our own in terms of a relatively stable net interest margin and modest growth in earning assets and deposits. Our strategy is to manage through the challenges of current times, and to emerge well-positioned to grow and prosper along with our customers and communities.”

Sullivan continued, “When earnings are not what you want them to be, it is only small consolation to know that there are many other companies experiencing even more severe consequences of the turmoil in the economy and the financial system. Under the circumstances, we were pleased that full year earnings remained positive, even with elevated provision expense and non-cash charges, and that without the non-cash charges and build-up of allowance, fourth quarter earnings would have been positive.”

At December 31, 2008, the ratio of the allowance for loan losses to loans increased to 1.26% from 1.11% at September 30, 2008, and increased from 1.02% at December 31, 2007. The ratio of allowance for loan loss to non-performing loans stood at 59% at December 31, 2008.

Net charge-offs of $1,120,000 in the fourth quarter of 2008 were 0.39% of average loans on an annualized basis, and net charge-offs of $5,140,000 for the full year 2008 were 0.45% of average loans. The ratio of non-performing loans (including loans past due over 90 days) to loans was 2.14% at December 31, 2008, compared to 1.81% as of September 30, 2008, and 1.26% at December 31, 2007.

Shareholders’ equity decreased 2.2% in the fourth quarter of 2008, and was 3.1% below the level at December 31, 2007. The ratio of average equity to average assets was 8.4% in the fourth quarter of 2008 – similar to levels over past years. Firstbank did not repurchase its common stock in 2008. All of Firstbank Corporation’s affiliate banks continue to meet the regulatory well-capitalized requirements.

Firstbank Corporation has indicated that it plans to announce its first quarter, 2009, cash dividend (payable in March) on February 24, 2009.

Firstbank Corporation, headquartered in Alma, Michigan, is a financial services company using a multi-bank-charter format with assets of $1.4 billion and 53 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – St. Johns; Keystone Community Bank; and Firstbank – West Michigan.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, changes in interest rates, and the resolution of problem loans. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Dec 31 2008	Sep 30 2008	Dec 31 2007

ASSETS

Cash and cash equivalents:
Cash and due from banks	$33,050	$35,589	$42,198
Short term investments	30,662	3,873	3,331

Total cash and cash equivalents	63,712	39,462	45,529

Securities available for sale	113,095	119,756	105,130
Federal Home Loan Bank stock	9,084	8,760	8,007
Loans:
Loans held for sale	1,408	757	1,725
Portfolio loans:
Commercial	184,455	206,274	219,080
Commercial real estate	391,572	341,550	311,494
Residential mortgage	403,695	398,963	387,222
Real estate construction	103,206	130,405	126,027
Consumer	75,296	77,018	78,106

Total portfolio loans	1,158,224	1,154,210	1,121,929
Less allowance for loan losses	(14,594)	(12,767)	(11,477)

Net portfolio loans	1,143,630	1,141,443	1,110,452

Premises and equipment, net	26,941	27,565	27,554
Goodwill	35,603	35,603	34,421
Other intangibles	3,881	4,126	5,832
Other assets	27,986	29,581	27,089

TOTAL ASSETS	$1,425,340	$1,407,053	$1,365,739

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	$149,179	$148,762	$152,126
Interest bearing accounts:
Demand	223,526	216,894	222,371
Savings	154,015	157,681	147,654
Time	489,081	463,193	453,864
Wholesale CD's	31,113	41,512	35,377

Total deposits	1,046,914	1,028,042	1,011,392

Securities sold under agreements to
repurchase and overnight borrowings	52,917	55,877	42,791
FHLB Advances and notes payable	162,274	153,865	139,035
Subordinated Debt	36,084	36,084	36,084
Accrued interest and other liabilities	12,168	15,669	17,826

Total liabilities	1,310,357	1,289,537	1,247,128

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, none issued
Common stock; 20,000,000 shares authorized	113,411	112,970	111,436
Retained earnings	686	4,842	6,692
Accumulated other comprehensive income/(loss)	886	(296)	483

Total shareholders' equity	114,983	117,516	118,611

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,425,340	$1,407,053	$1,365,739

Common stock shares issued and outstanding	7,580,620	7,530,235	7,407,198
Principal Balance of Loans Serviced for Others ($mil)	$513.1	$514.5	$515.1

Asset Quality Ratios:
Non-Performing Loans / Loans (a)	2.14%	1.81%	1.26%
Non-Perf. Loans + OREO / Loans (a) + OREO	2.60%	2.24%	1.54%
Non-Performing Assets / Total Assets	2.12%	1.84%	1.27%
Allowance for Loan Loss as a % of Loans (a)	1.26%	1.11%	1.02%
Allowance / Non-Performing Loans	59%	61%	81%

Quarterly Average Balances:
Total Portfolio Loans (a)	$1,153,716	$1,156,041	$1,118,551
Total Earning Assets	1,278,675	1,273,716	1,228,740
Total Shareholders' Equity	118,064	118,437	117,960
Total Assets	1,409,644	1,408,393	1,356,106
Diluted Shares Outstanding	7,540,644	7,498,223	7,378,262

(a)   Total Loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three Months Ended:			Twelve Months Ended:

	Dec 31 2008	Sep 30 2008	Dec 31 2007	Dec 31 2008	Dec 31 2007

Interest income:
Interest and fees on loans	$18,682	$19,136	$20,702	$76,604	$75,364
Investment securities
Taxable	976	918	856	$3,878	3,090
Exempt from federal income tax	349	357	426	$1,408	1,326
Short term investments	33	91	168	301	1,082

Total interest income	20,040	20,502	22,152	82,191	80,862

Interest expense:
Deposits	5,784	6,164	7,661	25,468	28,649
Notes payable and other borrowing	2,294	2,443	2,782	9,885	9,568

Total interest expense	8,078	8,607	10,443	35,353	38,217

Net interest income	11,962	11,895	11,709	46,838	42,645
Provision for loan losses	2,947	1,028	1,773	8,256	2,014

Net interest income after provision for loan losses	9,015	10,867	9,936	38,582	40,631

Noninterest income:
Gain on sale of mortgage loans	489	317	549	2,513	1,676
Service charges on deposit accounts	1,183	1,218	1,237	4,825	4,475
Gain (loss) on trading account securities	(81)	(200)	(628)	(454)	(628)
Gain (loss) on sale of AFS securities	(3,851)	(1,674)	7	(5,463)	(123)
Mortgage servicing	70	180	162	258	555
Other	369	690	753	2,311	3,765

Total noninterest income	(1,821)	531	2,080	3,990	9,720

Noninterest expense:
Salaries and employee benefits	5,519	5,342	5,322	22,231	20,621
Occupancy and equipment	1,714	1,728	1,656	6,931	5,962
Amortization of intangibles	245	264	206	1,071	1,135
FDIC insurance premium	180	166	160	562	270
Other	3,612	3,116	2,880	12,120	11,086

Total noninterest expense	11,270	10,616	10,224	42,915	39,074

Income before federal income taxes	(4,076)	782	1,792	(343)	11,277
Federal income taxes	(1,616)	45	226	(1,062)	2,891

Net Income	$(2,460)	$737	$1,566	$719	$8,386

Fully Tax Equivalent Net Interest Income	$12,220	$12,160	$11,961	$47,922	$43,483

Per Share Data:
Basic Earnings	$(0.33)	$0.10	$0.21	$0.10	$1.22
Diluted Earnings	$(0.33)	$0.10	$0.21	$0.10	$1.22
Dividends Paid	$0.225	$0.225	$0.225	$0.900	$0.900

Performance Ratios:
Return on Average Assets (a)	-0.70%	0.21%	0.45%	0.05%	0.69%
Return on Average Equity (a)	-8.4%	2.5%	5.2%	0.6%	7.8%
Net Interest Margin (FTE) (a)	3.82%	3.82%	3.90%	3.80%	3.90%
Book Value Per Share (b)	$15.17	$15.61	$16.01	$15.17	$16.01
Average Equity/Average Assets	8.4%	8.4%	8.7%	8.5%	8.8%
Net Charge-offs	$1,120	$590	$2,116	$5,140	$2,848
Net Charge-offs as a % of Average Loans (c)(a)	0.39%	0.20%	0.76%	0.45%	0.28%

(a)   Annualized
(b)   Period End
(c)   Total loans less loans held for sale